Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Meihua International Medical Technologies Co., Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, $0.05 par value per share	(1)	457(o)	520,000	$9.50	$4,940,000.00	0.0001381	$682.21

Total Offering Amounts:							$4,940,000.00		682.21
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$682.21

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Offering Note(s)

(1)	As described in greater detail in the prospectus contained in this registration statement, the shares to be offered for resale by the Selling Shareholders include up to an aggregate of 520,000 Class A Ordinary Shares issued to such Selling Shareholders in connection with two share purchase agreements dated October 8, 2025 and December 5, 2025, respectively.

Pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment. In addition, an indeterminate number of common shares are registered hereunder that may be issued upon conversion of or exchange for any other securities.

This estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is the average of the high price ($10.00) and low price ($9.00) for the Registrant’s Class A Ordinary Shares as reported on the OTC Markets on February 18, 2026.